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                                                                  EXHIBIT 10.(c)

                              CONSULTING AGREEMENT


This Agreement is made effective as of January 1, 1998 by and between POP N GO, INC., of 12429 East Putnam Street, Whittier, California 90602, and Gwendolyn Investments, LP.

In this Agreement, the party who is contracting to receive services shall be referred to as "PNG", and the party who will be providing the services shall be referred to as "Consultant".

Consultant has an extensive background in the creation of start-up companies and in the development of marketing strategies for the introduction of new products into the marketplace and is willing to provide services to PNG based on this background.

PNG desires to have services provided by Consultant.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on January 1, 1998, Consultant will provide the following services (collectively, the "Services"):
A. Serve as President and a member of the Board of Directors of PNG.
B. Oversee the raising of capital for PNG pursuant to PNG's Convertible Debenture Offerings.
C. Oversee PNG's Sales Director in the development of PNG's strategic sales plan.
D. Consult with PNG's CEO on the overall strategic direction of PNG.
E. Consult on key personnel and administrative decisions.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Consultant shall be determined by Consultant. PNG will rely on Consultant to work as many hours as may be reasonably necessary to fulfill Consultant's obligations under this Agreement.

3. PAYMENT. PNG will pay a fee to Consultant for the Services based on $96,000 per year during the first year, $120,000 per year during the second year and $150,000 per year during the third year of this Agreement. This fee shall be payable monthly, no later than 5 days after the end of each applicable month during which Services were performed.

4. BONUS PAYMENTS. In addition to the payments under the preceding paragraph, PNG will make bonus payments to Consultant based on 1.00% of PNG gross sales.
     a. Payment Schedule. The bonus payments shall be payable, no later than the tenth day of the month following the end of PNG's fiscal year.
     b. Accounting. PNG shall maintain records in sufficient detail for purposes of determining the amount of the bonus. PNG shall provide to Consultant a written accounting that sets forth the manner in which the bonus payment was calculated.
     c. Stock Bonus. A stock bonus of 15 shares of PNG common stock will be paid to Consultant for each quarter that Consultant serves as a consultant during the term of this Agreement. Each 15
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share bonus will be considered earned as of the last day of each quarterly period.

5. TERM/TERMINATION. This Agreement shall terminate automatically on December 31, 2000. PNG and Consultant may agree to terminate this Agreement at any time only by mutual consent of the parties and by payment to Consultant of 6 months of consulting fees. Any accrued cash and stock bonus will be payable upon termination.

7. RELATIONSHIP OF PARTIES. It is understood by the parties that Consultant is an independent contractor with respect to PNG, and not an employee of PNG.

8. DISCLOSURE. Consultant is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of PNG. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to:

     - a product or product line of PNG

     - a manufacturing process of PNG

     - any activity that Consultant may be involved with on behalf of PNG

9. ASSIGNMENT. Consultant's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of PNG.

10. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for PNG:

POP N GO, INC.
12429 East Putnam Street
Whittier, California 90602

IF for Consultant:

/s/ VERNON BROKKE, GP
Gwendolyn Investments, LP
1111 Vineyard Hill Road
Baltimore, MD 21228


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Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

11. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

12. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

13. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

14. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

15. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.

Party receiving services:
POP N GO, INC.

By:  /s/ MEL WYMAN
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Party providing services:
GWENDOLYN INVESTMENTS, LP

By:  /s/ VERNON BROKKE, GP
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